Exhibit 99.1

OPNET Announces Financial Results for First Quarter of Fiscal 2009

Revenue of $30.1 million

Deferred revenue of $31.4 million

Diluted earnings per share of $0.04

BETHESDA, MD—August 5, 2008—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, today announced that quarterly revenue for the first fiscal quarter, ended June 30, 2008, was $30.1 million, compared to $23.3 million for the same quarter in the prior fiscal year. Diluted earnings per share for the first quarter of fiscal 2009 were $0.04, compared to diluted earnings per share of $0.03 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are very pleased to have achieved record quarterly revenue of $30.1 million during the quarter, which was driven by a sequential increase in license revenue of $2.6 million. Our license revenue of $12.9 million this quarter exceeded our previous license revenue record of $11.2 million that we achieved in Q2 of fiscal 2007. Our license revenue growth was driven by strong sales to corporate enterprises. We are also very pleased to have improved our operating margin from negative 4.5% last quarter to positive 3.1% this quarter. Our improved operating margin was the result of our efforts to increase license revenue and control operating expenses. While we are pleased with our fiscal Q1 results, we remain very focused on efforts to improve our operating margin.”

Cohen continued, “We believe that the demand for our software licenses is being driven by our end-to-end application performance management solutions. With the recent addition of ACE Live for real-time end user performance monitoring, and integrations with our ACE Analyst and Panorama products that provide troubleshooting across distributed systems, networks, and client machines, we are now delivering a comprehensive performance management suite. As a result, OPNET customers can now plan, monitor, manage, and troubleshoot with much greater ease, speed, and automation than they could before.”

The Company’s first quarter fiscal 2009 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation and acquisition-related amortization of intangible assets. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement table following the text of the press release. For further information, please refer to the section of the press release titled, “Use of Non-GAAP Measures.”

GAAP Financial Highlights for the First Quarter of Fiscal 2009:

•

Grew revenue year-over-year 29.0% to $30.1 million from $23.3 million for the same quarter of fiscal 2008. Revenue for the quarter increased sequentially 11.4% from $27.0 million for the fourth quarter of fiscal 2008.

•

License revenue increased year-over-year by 48.9% to $12.9 million from $8.7 million for the same quarter of fiscal 2008. License revenue for the quarter increased sequentially 25.7% from $10.3 million for the fourth quarter of fiscal 2008.

•

Ended the quarter with deferred revenue of $31.4 million, a 42.7% increase year-over-year from $22.0 million at the end of the same quarter of fiscal 2008 and a 3.1% increase sequentially from $30.5 million at the end of the fourth quarter of fiscal 2008.

•

Gross profit increased year-over-year to $22.2 million from $17.5 million for the same quarter of fiscal 2008. Gross profit increased sequentially from $19.6 million in the fourth quarter of fiscal 2008.

•

Operating income increased year-over-year to $945 thousand from a loss of $59 thousand for the same quarter of fiscal 2008. Operating income increased sequentially from a loss of $1.2 million in the fourth quarter of fiscal 2008.

Non-GAAP Financial Highlights for the First Quarter of Fiscal 2009:

•

Non-GAAP gross profit increased year-over-year to $22.9 million from $17.7 million for the same quarter of fiscal 2008. Non-GAAP gross profit increased sequentially from $20.2 million in the fourth quarter of fiscal 2008.

•

Non-GAAP operating income increased year-over-year to $2.0 million from $436 thousand for the same quarter of fiscal 2008. Non-GAAP operating income increased sequentially from a loss of $172 thousand in the fourth quarter of fiscal 2008.

•

Non-GAAP net income increased year-over-year to $1.4 million from $982 thousand for the same quarter of fiscal 2008. Non-GAAP net income increased sequentially from $79 thousand in the fourth quarter of fiscal 2008.

•

Non-GAAP diluted earnings per share increased year-over-year to $0.07 from $0.05 for the same quarter of fiscal 2008. Non-GAAP diluted earnings per share increased sequentially from $0.00 in the fourth quarter of fiscal 2008.

Second Quarter Fiscal Year 2009 Financial Outlook

OPNET currently expects fiscal 2009 second quarter GAAP revenue to be between $30 million and $33 million, and GAAP diluted earnings per share to be between $0.02 and $0.10. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Tuesday, August 5, 2008 at 5:00pm EDT to review financial results for the first quarter of fiscal 2009.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 290802. The replay will be available from 7:00 pm EDT August 5, 2008 through 11:59 pm EDT August 12, 2008.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

Use of Non-GAAP Measures

The Company uses non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP to evaluate the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is also included below.

Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, and (b) to measure operational profitability and the accuracy of forecasting. In addition, many financial analysts who follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures only as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Amortization of intangibles and its related tax impact. The Company incurs amortization of intangibles, which is included in its GAAP presentation of amortization of acquired technology and customer relationships, and research and development, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, and are then amortized over a period of three to five years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after a given acquisition, and it excludes such expenses when evaluating the Company’s financial performance.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation, which is included in its GAAP presentation of cost of software license updates, technical support and services, cost of professional services, research and development expense, sales and marketing expense and general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its quarterly and annual assessments of the Company’s and management’s performance. In evaluating the performance of senior management, stock-based compensation is excluded from expenditure and profitability results.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of solutions for managing networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”). Forward-looking statements, including comments concerning expected revenue for the second quarter of fiscal 2009, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” of OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission on June 9, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2008	2007
Revenue:
New software licenses	$12,936	$8,689
Software license updates, technical support, and services	9,741	8,191
Professional services	7,417	6,452

Total revenue	30,094	23,332

Cost of revenue:
New software licenses	629	210
Software license updates, technical support, and services	1,121	1,168
Professional services	5,527	4,316
Amortization of acquired technology and customer relationships	579	164

Total cost of revenue	7,856	5,858

Gross profit	22,238	17,474

Operating expenses:
Research and development	7,523	6,185
Sales and marketing	10,935	8,647
General and administrative	2,835	2,701

Total operating expenses	21,293	17,533

Income (loss) from operations	945	(59)
Interest and other income, net	425	1,015

Income before provision for income taxes	1,370	956
Provision for income taxes	563	309

Net income	$807	$647

Basic net income per common share	$0.04	$0.03

Diluted net income per common share	$0.04	$0.03

Basic weighted average common shares outstanding	20,209	20,516

Diluted weighted average common shares outstanding	20,444	21,180

OPNET TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Three Months Ended March 31, 2008
	2008	2007
GAAP gross profit	$22,238	$17,474	$19,566
Stock-based compensation expense	35	34	45
Amortization of intangibles	579	164	553

Total adjustments to GAAP gross profit	614	198	598

Non-GAAP gross profit	$22,852	$17,672	$20,164

GAAP income (loss) from operations	$945	$(59)	$(1,224)
Stock-based compensation expense	379	331	414
Amortization of intangibles	663	164	638

Total adjustments to GAAP income (loss) from operations	1,042	495	1,052

Non-GAAP income (loss) from operations	$1,987	$436	$(172)

GAAP net income (loss)	$807	$647	$(103)
Stock-based compensation expense	379	331	414
Amortization of intangibles	663	164	638

Total adjustments to GAAP income before provision for income taxes	1,042	495	1,052

Provision for income tax	428	160	870

Non-GAAP net income	$1,421	$982	$79

Diluted net income (loss) per common share:
GAAP	$0.04	$0.03	$(0.01)

Non-GAAP	$0.07	$0.05	$0.00

Diluted weighted average common shares outstanding GAAP and Non-GAAP (1)	20,444	21,180	20,383

(1)	No adjustment has been made to the GAAP diluted weighted average common shares outstanding.

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$77,537	$71,410
Marketable securities	—	7,451
Accounts receivable, net	25,890	20,780
Unbilled accounts receivable	6,165	5,366
Inventory	184	319
Deferred income taxes, prepaid expenses and other current assets	3,386	3,627

Total current assets	113,162	108,953

Marketable securities	6,774	6,968
Property and equipment, net	11,667	10,884
Intangible assets, net	7,971	8,633
Goodwill	14,639	14,639
Deferred income taxes and other assets	3,659	3,461

Total assets	$157,872	$153,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$900	$489
Accrued liabilities	9,700	8,555
Other income taxes	1,164	658
Deferred rent	340	326
Deferred revenue	29,170	28,722

Total current liabilities	41,274	38,750

Accrued liabilities	51	59
Deferred rent	1,673	1,762
Deferred revenue	2,256	1,772
Other income taxes	549	550

Total liabilities	45,803	42,893

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	90,314	89,878
Retained earnings	35,645	34,838
Accumulated other comprehensive income	372	160
Treasury stock, at cost	(14,290)	(14,259)

Total stockholders’ equity	112,069	110,645

Total liabilities and stockholders’ equity	$157,872	$153,538